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EXHIBIT 99.2


Press Release                                        Source: SSP Solutions, Inc.

SSP Solutions, Inc. Announces Second Quarter Operating Results
Tuesday September 2, 9:05 am ET


Revenues Increase 64.5% and Gross Margin Dollars Up by 89.9%

IRVINE, Calif.--(BUSINESS WIRE)--Sept. 2, 2003--SSP Solutions, Inc. (Nasdaq:
SSPX - News), long-term provider of identity management solutions for corporate and government institutions, today announced financial results for the second quarter ended June 30, 2003.

The Company reported total revenues of $3.8 million for the second quarter ended June 30, 2003, versus $2.3 million in the same quarter last year, or a 64.5% increase; six month period revenues increased from $4.1 million to $7.1 million, or 75.8%. Gross margin dollars increased from $1.6 million to $3.0 million, an 89.9% increase for the quarter ended June 30, 2003 and from $2.5 million to $5.3 million, a 107.5% increase for the six month period then ended.

The Company reported an operating loss of $608,000 for the quarter ended June 30, 2003, versus an operating loss of $2.8 million in 2002. Included in the 2003 operating loss was an accrual of $1.3 million for a pending final settlement and termination related to a restructured facility lease. Excluding the settlement charge, the Company's pro-forma, non-GAAP operating income would have been $692,000 and $240,000 for the three and six months ended June 30, 2003, respectively, versus operating losses of $2.8 million and $6.4 million for the three and six months ended June 30, 2002.

With the Company's previously announced discontinuance of its network solutions business and a $1.3 million settlement charge, the net loss from continuing operations for the quarter was $1.8 million or $0.07 per basic and diluted share, versus a loss from continuing operations of $3.6 million, or $0.18 per basic and diluted share, in the same quarter of 2002. The net loss for the quarter ended June 30, 2003, was $1.8 million, or $.07 per basic and diluted share, versus a net loss of $3.7 million, or $0.18 per basic and diluted share, in the same quarter last year. The Company's pro-forma, non-GAAP net loss, excluding the $1.3 million facility settlement charge, would have been $3.7 million for the quarter ended June 30, 2002 and $521,000 million for the quarter ended June 30, 2003. The Company's pro-forma, non-GAAP net loss per share, excluding the facility settlement charge, would have been $.18 per share for the quarter ended June 30, 2002 and $.02 per share for the quarter ended June 30, 2003.

Service revenues increased 380.7% from $457,000 to $2.2 million, and license revenues decreased by 36% from $623,000 to $399,000 for the quarter ended June 30 2003 versus the same quarter in 2002. Product sales decreased .9% to $1.24 million from $1.25 million during the quarters ended June 30, 2003 and June 30, 2002, respectively.

The total gross margin percentage increased to 78.6% for the quarter ended June 30, 2003 from 68.1% during the same quarter in 2002. The Company reduced operating expenses by $728,000 or 16.7%. This reduction included a $466,000 or 33.0% reduction in research and development expenses (R&D); a $594,000 or 28.5% increase in selling, general, and administrative expenses (S,G&A); and the elimination of the Wave Systems development contract. For the quarter ended June 30, 2003, S,G&A included the $1.3 million facility settlement charge. The Company eliminated $833,000 in quarterly R&D expenses through the previously reported termination and settlement effective August 31, 2002 of the Wave development contract. Without the $1.3 million settlement charge, non-GAAP proforma total operating expenses would have decreased by $2.0 million, or 46.6% to $2.3 million with S,G&A expenses decreasing $706,000, or 33.9% to $1.4 million for the quarter ended June 30, 2003.

With the Company's previously announced discontinuance of its network solutions business and including the $1.3 million settlement charge, the net loss from continuing operations for the six months ended June 30, 2003 was $3.3 million or $0.13 per basic and diluted share, versus a loss from continuing operations of $7.4 million, or $0.35 per basic and diluted share, in the same quarter of 2002. The net loss for the six months ended June 30, 2003, was $3.4 million, or $.14 per basic and diluted share, versus a net loss of $7.7 million, or $0.37 per basic and diluted share, in the same quarter last year. The Company's pro-forma, non-GAAP net loss, excluding the $1.3 million facility settlement charge, would have been $7.7 million for the six month period ended June 30, 2002 and $2.1 million for the quarter ended June 30, 2003. The Company's pro-forma, non-GAAP net loss per share, excluding the facility settlement charge, would have been $.37 per share for the six month period ended June 30, 2002 and $.09 per s hare for the six month period ended June 30, 2003.



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For the six month period ended June 30, 2003, service revenues increased 227.8%
from $994,000 to $3.3 million, and license revenues increased by 116.3% from $743,000 to $1.6 million for the six month period ended June 30 2003 versus the same six month period in 2002. Product sales decreased 2.2% to $2.27 million from $2.32 million during the six month periods ended June 30, 2003 and June 30, 2002, respectively.

The total gross margin percentage increased to 73.6% for the six month period ended June 30, 2003 from 62.3% during the same six month period in 2002. The Company reduced operating expenses by $2.6 million or 29.2%. This reduction included a $962,000 or 31.5% reduction in R&D; a $75,000 or 1.8% increase in S,G&A; and the elimination of the Wave Systems development contract. The Company eliminated $1.7 million in the six month period R&D through the previously reported termination and settlement effective August 31, 2002 of the Wave development contract. Without the $1.3 million settlement charge, non-GAAP proforma total operating expenses would have decreased by $3.9 million, or 43.8% to $5.0 million with S,G&A expenses decreasing $1.2 million, or 29.5% to $2.9 million for the six month period ended June 30, 2003.

"We are pleased with our revenue growth, margin improvement, and operating cost reductions," commented Marvin J. Winkler, co-chairman and CEO. "With our improved operating results and the pending facility settlement, we are now in the process of restructuring our balance sheet and raising equity capital that will dramatically decrease future financing costs and create positive working capital."

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States ("GAAP"), but has included non-GAAP disclosures. The Company believes the presentation of these non-GAAP financial measures provides useful information to investors because excluding the effects of these non-recurring items allows investors to more easily compare the Company's financial performance from period to period. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

About SSP Solutions, Inc.

SSP Solutions, Inc. designs and develops innovative identity management solutions for corporate and government institutions. Our PKI solutions streamline the deployment, use, and management of digital identities across an organization, delivering strong authentication and access control. For more information, visit http://www.sspsolutions.com/ or call SSP Solutions, Inc. at 949-851-1085.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, matters discussed in this news release, including, in particular, those related to a pending final settlement and termination of a facility lease, balance sheet restructuring, raising equity capital, and creating positive working capital are forward-looking statements involving a number of risks and uncertainties and may not be achieved due to factors beyond the Company's control. The Company's actual future results could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, changing regulatory and technological environments, difficulties in the Company's ability to obtain key components from suppliers, which could impair the Company's ability to deliver products under development in a timely fashion and to achieve revenue growth and continue technological innovation, difficulties in increasing revenue despite staff reductions needed to control costs, unpredictability of economic recovery from th e heretofore depressed IT markets and the related effect on IT buying decisions, difficulties we may encounter in obtaining needed capital, which include the converting of existing debt into equity, the exercise of existing warrants and the cost of obtaining additional capital, unforeseen technological difficulties (both for the Company and its suppliers), increased competition, and changing customer demands. Other risks inherent in the Company's business include those factors contained in the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended December 31, 2002 and Form 10-QSB for the quarter ended June 30, 2003. SSP Solutions, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.



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                          SSP Solutions, Inc.
            Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)
                              (Unaudited)

                               Three Months Ended   Six Months Ended
                                     June 30,           June 30,
                                  2002     2003      2002     2003

Revenues:
   Product                       $1,255   $1,244    $2,325   $2,274
   Service                          457    2,197       994    3,258
   License                          623      399       743    1,607
      Total revenues              2,335    3,840     4,062    7,139
Cost of Sales:
   Product                          567      340     1,069      637
   Service                          136      471       365      441
   License                           43       12        96      807
      Total cost of sales           746      823     1,530    1,885

Gross margin                      1,589    3,017     2,532    5,254

Operating Expenses:
   Selling, general and
    administrative                2,084    2,678     4,150    4,225
   Research and development       1,413      947     3,051    2,089
   Research and development --
    Wave Systems Corp.              833       --     1,667       --
   Amortization of goodwill and
    other intangibles                23       --        46       --
       Total operating expenses   4,353    3,625     8,914    6,314

Operating income (loss)          (2,764)    (608)   (6,382)  (1,060)

Non-operating Expenses
 (Income):
   Unrealized loss on trading
    securities                      121       10       122       25
   Interest expense, net            189      313       315      590
   Non-cash interest and
    financing expense               368      611       368    1,111
   Loss from equity investee         --      140        --      409
   Impairment of equity
    investee                         --      142        --      142
   Other expense, net               174       (6)      187       (6)
      Total non-operating
       expenses                     852    1,210       992    2,271

Loss before income taxes         (3,616)  (1,818)   (7,374)  (3,331)
Provision for (benefit from)
 income taxes                        (2)       3         2        3
Loss from continuing operations (3,614) (1,821) (7,376) (3,334) Loss from discontinued
 operations                         (99)      --      (363)    (106)

Net Loss                        $(3,713) $(1,821)  $(7,739) $(3,440)

Loss per share of common stock,
 basic and diluted               $(0.18)  $(0.07)   $(0.37)  $(0.14)
Loss per share from continuing
 operations                      $(0.18)  $(0.07)   $(0.35)  $(0.13)
Loss per share from
 discontinued operations         $(0.00)  $(0.00)   $(0.02)  $(0.01)

Shares used in per share
 computations                    20,678   25,169    20,671   25,174



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                          SSP SOLUTIONS, INC.
               Pro Forma Summary of Non-GAAP Adjustments
          To Condensed Consolidated Statements of Operations
                            (In thousands)
                              (Unaudited)

                            Three Months Ended     Six Months Ended
                                  June 30,             June 30,
                               2002      2003       2002      2003

Net loss                     $(3,713)  $(1,821)   $(7,739)  $(3,440)
Plus loss from discontinued
 operation                       (99)       --       (363)     (106)
Plus loss from continuing
 operations                   (3,614)   (1,821)    (7,376)   (3,334)
Plus provision (benefit)
 for income taxes                 (2)        3          2         3
   Operating loss before
    income taxes              (3,616)   (1,818)    (7,374)   (3,331)

Plus non operating expenses      852     1,210        992     2,271

Operating loss                (2,764)     (608)    (6,382)   (1,060)

   Less facility lease
    settlement charge             --     1,300         --     1,300
Non-GAAP, pro-forma
 operating income (loss),
 net of facility
 settlement charge           $(2,764)     $692    $(6,382)     $240

Total operating expenses      $4,353    $3,625     $8,914    $6,314
   Less facility lease
    settlement charge             --     1,300         --     1,300
Non-GAAP, pro-forma total
 operating expenses,
 net of facility
 settlement charge           $ 4,353   $ 2,325    $ 8,914   $ 5,014

Selling, general and
 administrative expenses      $2,084    $2,678     $4,150    $4,225
   Less facility lease
    settlement charge             --     1,300         --     1,300
Non-GAAP, pro-forma
 selling, general and
 administrative expenses,
 net of facility settlement
 charge                      $ 2,084   $ 1,378    $ 4,150   $ 2,925

Net loss                     $(3,713)  $(1,821)   $(7,739)  $(3,440)
   Less facility lease
    settlement charge             --     1,300         --     1,300
Non-GAAP, pro-forma net
 income (loss), net of
 facility settlement
 charge                      $(3,713)    $(521)   $(7,739)  $(2,140)
Non-GAAP, pro-forma net
 income (loss) per share,
 net of facility
 settlement charge            $(0.18)   $(0.02)    $(0.37)   $(0.09)



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                          SSP Solutions, Inc.
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                                Dec. 31,    June 30,
                                                  2002        2003
                                                           (Unaudited)

Total Current Assets                             $2,905       $3,426
Property, Plant & Equipment, Net                     90           57
Other Assets                                        599          499
Equity investment in affiliate                      452           --
Goodwill                                         25,930       25,930
Total Assets                                    $29,976      $29,912

Total Current Liabilities                        $8,853      $11,510
Long-Term Debt                                       --           --
Shareholders' Equity                             21,123       18,402
Total Liabilities & Shareholders' Equity        $29,976      $29,912



_______________________
Contact:
     SSP-Litronic (Editorial Contact)
     Press Relations, 949-851-1085
     pr@sspsolutions.com
        or
     SSP Solutions, Inc. (Investor Contact)
     Thomas E. Schiff, 949-851-1085
     tom.schiff@sspsolutions.com